Filed Pursuant to Rule 424(b)(3) and (c) Registration No. 333-87934

Prospectus Supplement No. 3 to Prospectus dated May 20, 2002
MARTEK BIOSCIENCES CORPORATION

1,776,306 Shares of Common Stock

     This prospectus supplement will be used by the holders of Martek common stock, par value $.10 per share, listed below to resell their shares of our common stock. You should read this prospectus supplement together with the prospectus dated May 20, 2002, which is to be delivered with this prospectus supplement.

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     The table below supplements the information set forth under the caption Selling Stockholders in the Prospectus and, to the extent inconsistent with, amends the table appearing under the caption Selling Stockholders in the Prospectus. The Selling Stockholders named below acquired in a transfer for which no additional consideration was received in the aggregate 247,938 shares of Martek common from Wachovia Bank, N.A., a Selling Stockholder named in the Prospectus, in its capacity as escrow agent, in connection with the closing of the Martek Escrow Agreement dated April 25, 2002 by and between Martek, OmegaTech, Inc., Wachovia Bank, N.A. and Robert Zuccaro, acting by virtue of the Agreement and Plan of Merger dated as of March 25, 2002, as amended, as the Stockholders’ Representative (the “Martek Escrow Fund”).

     The following table sets forth the following information with respect to each Selling Stockholder named herein as of May 5, 2003: (i) name of the Selling Stockholder; (ii) the number of shares of Martek common stock each Selling Stockholder named herein beneficially owned before this offering; (iii) the number of shares of common stock the Selling Stockholder named herein is offering; and (iv) the number of total outstanding shares of Martek common stock that the Selling Stockholder named herein will beneficially own after the Selling Stockholder sells all of the shares in this offering. Except as set forth in the table below, none of the Selling Stockholders named herein has had a material relationship with us within the last three years other than as a result of the ownership of the shares or other securities of Martek. Based on the number of shares of common stock outstanding as of April 30, 2003, no Selling Stockholder listed herein will beneficially hold more than 1% of Martek’s common stock after the offering.

	Number of Shares			Number of Shares
	Beneficially Owned			Beneficially Owned
	Before the		Number of Shares	After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Kent Meager	84,763		84,763	0
Mark A. Braman(2)	49,918		49,918	0
Robert M. Di Scipio(3)	35,914	(4)	27,855	8,059
Richard Green, Jr.	21,833		21,833	0
Michael Klacik(5)	16,970		16,970	0
James Flatt(6)	39,956	(7)	15,732	24,224
William R. Barclay	100,577	(8)	83,081	17,496
Howard S. Tuthill III as Trustee of the 1997 William F. Glavin Family Trust dated 12/24/97, and all successor Trustees	11,182		11,182	0
Ursula Abel	89		89	0
Patricia Abril	89		89	0
Ruben Abril	7,817	(9)	3,222	4,595
Affaires Financieres S.S., Zurich Switzerland	1,214		1,214	0
John C. Arbeznik	5,089	(10)	89	5,000
Amy Ashford	89		89	0
Thomas V. Ayoub and Christine D. Dombrowski	2,006		1,006	1,000
E. Marie Backgren	89		89	0
Banca Del Gottardo	5,618		5,618	0
Bank Julius Baer & Co. Ltd.	14,473		14,473	0
Banque SCS Alliance SA	3,037		3,037	0
BIM Azionario Globale	1,301		1,301	0
BIM Bilanciato	1,301		1,301	0
Pierangelo Bottinelli	592		592	0
Michele Boutard	89		89	0
Alexander Braman(11)	44		44	0
Benjamin Braman(11)	44		44	0
David Braman(11)	89		89	0
Lauren Braman(11)	44		44	0
Matthew Braman(11)	44		44	0
Nicole Braman(11)	44		44	0
Keith Brenner and Betsy Hitchcock	3,428	(12)	44	3,384
BSI SA	4,338		4,338	0
CBG Compagnie Bancaire Geneve	11,802		11,802	0
Don D. Cha	89		89	0
Carlo W. Colesanti	173		173	0
Colorado Business Bankshares, Inc.	169		169	0
Michael M. Connors and Julia B. Connors	9,112		9,112	0

	Number of Shares			Number of Shares
	Beneficially Owned			Beneficially Owned
	Before the		Number of Shares	After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Craig B. Costigan and Laura S. Costigan	1,006		1,006	0
Henry Andrus Cote, Elizabeth Ann Meager
Custodian UTMA for Henry Andrus Cote	657		657	0
Rebecca Ann Cote, Elizabeth Ann Meager
Custodian UTMA for Rebecca Ann Cote	657		657	0
Esperia Performance Fund	606		606	0
Robert R. Cutler	89		89	0
Suzette Davenport	89		89	0
Stephanie D. Clark	89		89	0
Dean Witter Reynolds, Inc. Cust. For Wayne Sander IRA Rollover	867		867	0
Meg Bond	1,737		1,737	0
Mark S. DeWaele	503		503	0
Robert H. Driver(13)	8,114		89	8,025
William J. and Maybeth Fessler	452		452	0
Fidurhone S.A.(14)	2,255		2,255	0
Tony D. Fiest	3,475		3,475	0
Fin-Sirio SRL	606		606	0
Garfin S.P.A	6,074		6,074	0
Gerlach & Co.	454		454	0
Gilde Europe Food & Agribusiness Fund B.V	47,154		47,154	0
William B. Glavin, Jr. & Linda B. Glavin	1,517	(15)	976	541
Louis T. Hagopian	867		867	0
Patricia Hughes	89		89	0
Wintrhop D. Johnson and Cinda H. Johnson	2,667	(16)	2,667	0
Willi Kahllhammer	44		44	0
Tanis D. Kleckler	89		89	0
Knollwood Investments, LLC	5,805		5,805	0
Eugene A. Kohn	251		251	0
Jack Kohn	89		89	0
Steven A. Kohn	251		251	0
Merrily T. Krauser	520		520	0
Christina M. Kruzel Wasik	1,246		1,246	0
LB Swiss Privatbank AG Zurich	29		29	0
Lord Howard of Penrith	606		606	0

	Number of Shares			Number of Shares
	Beneficially Owned			Beneficially Owned
	Before the		Number of Shares	After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Stuart Lovejoy	1,763		1,763	0
Gerald M. Luff and Kathryn M. Luff	1,106		1,006	100
Norma Foster Maddy 1997 Revocable Trust	25,896		25,896	0
Maerki Baumann & Co. AG	29		29	0
Mark L. McCann	452		452	0
Deanna McCarthy	89		89	0
Brian S. McClatchy and Joanne G. McClatchy	251		251	0
Amanda Katherine McKee	89		89	0
Kevin M. McMahon	503		503	0
Benjamin M. Meager	659		659	0
John Meager	1,737		1,737	0
Kate E. Meager	659		659	0
Tucker S. Meager	659		659	0
Richard K. Merchant	89		89	0
Mickelson Partners, LLC	2,278	(17)	1,737	541
Morris D. Milam, Jr.	89		89	0
Amy L. Miletich and Joseph E. Kovarik	237		237	0
Barbara A. Miller	1,006		1,006	0
Kiyoshi Murata	2,237		1,510	727
Jeanne Murphy	251		251	0
N.K., Inc.	1,515		1,515	0
The North American Nutrition and Agribusiness Fund, L.P.	57,407		57,407	0
Omer W. Long Ltd. Pension and Profit Sharing Trust	433		433	0
Frank H. Overton, Jr.	89		89	0
Harold A. Parichan and Edna S. Parichan, Trustees of a Living Trust of 1989, UDT November 14, 1989, as amended	3,475		3,475	0
City National Bank, Trustee of the Paul, Hastings, Janofsky & Walker Retirement Plan F/B/O George Graff	605		605	0
Morgan Stanley Inc. C/F Samuel Rosen IRA #0381079R1	606		606	0
Ronald Dwight Pedersen	1,515		1,515	0
PMW Asset Management S.A.	3,037		3,037	0
Rainer Moser	867		867	0
RBB-Bank AG Vienna	6,074		6,074	0

	Number of Shares			Number of Shares
	Beneficially Owned			Beneficially Owned
	Before the		Number of Shares	After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Michael Rice	89		89	0
Sheridan Ross FBO Stavish 401k Plan	181		181	0
Wayne J. Sander	1,130	(18)	1,130	0
Wayne J. Sander and Fabienne Bouton-Sander	1,130	(19)	1,130	0
Joseph T. Sharkey	302		302	0
Mo Siegel	39,045	(20)	38,504	541
John S. Silvey and Barbara Silvey	16,715		16,715	0
Kelley C. Silvey and Katherine A. Silvey	16,715		16,715	0
Societe Financiere Privee SA	1,214		1,214	0
Walter Stalder	29		29	0
Strategic Research, Development & Assessment, L.L.C	1,515		1,515	0
Robert E. and Christine H. Stubbs	452		452	0
The Valerie Ann Luff Foundation, Gerald M. Luff Trustee	1,006		1,006	0
Ellin Todd	3,566		3,566	0
Mike Tompkins	9,863	(21)	6,596	3,267
Mary Van Elswyk	1,589	(22)	89	1,500
Ursula Vollenweider	1,030		1,030	0
Colby Waisath	89		89	0
Joseph T. Waters	1,006		1,006	0
Betsy Wenzel	89		89	0
Matthias Zeitler	44		44	0
Brynne Zuccaro	42,462		42,462	0
Marc Zuccaro	42,461		42,461	0
Robert M. Bearman	1,081		1,081	0
CNF Investments, LLC(23)	292,863	(24)	79,540	213,323
John E. Coonan	16,662	(25)	16,662	0
Charles Schwab & Co. (Custodian) IRA, FBO John E Coonan	16,662	(26)	16,662	0
Mary Beth Coonan, Trustee for John E. Coonan Irrevocable Life Insurance Trust dated August 18, 1986	20,989	(27)	20,989	0
James H. Crooker TTEE FBO Crooker Family Trust	10,390		10,390	0
Michael Delfino	8,655		8,655	0
D. Jon Derksen	2,164		2,164	0
Christine G. Di Scipio(28)	35,914	(29)	27,855	8,059
R. Michael Di Scipio	1,763		1,763	0

	Number of Shares			Number of Shares
	Beneficially Owned			Beneficially Owned
	Before the		Number of Shares	After the
Name of Selling Stockholder	Offering		Offered(1)	Offering

Donald F. Farley	4,252		4,252	0
Howard S. Tuthill III and Lynda B. Glavin as Trustees of the 2001 William F. Glavin, Jr. Family Trust dated 12/22/2001, and all successor Trustees	4,327		4,327	0
George L. Graff	1,081		1,081	0
Mark W. Gregg	1,514		1,514	0
Carolyne Harvey	432		432	0
George C. Holzinger, Jr.	703		703	0
Olav B. Kollevoll, Jr.	432		432	0
Phillip Howard	2,164		2,164	0
Robert C. Jamo	9,897		9,662	235
Cinda H. Johnson	2,667	(30)	2,667	0
Robert & Wanda Kelley Family Trust	10,477		10,477	0
KO-OP XXI Omega LLC	6,267		6,267	0
Alberto Marolda	4,327		4,327	0
Sue Palumbo	432		432	0
Alan L. Talesnick	6,492		6,492	0
Dwight Ronald Testa	215		215	0
Milam Uremovich	2,164		2,164	0
Abhay Varma	930		930	0
C. Thomas Trotter, Jr., Irrevocable Trust, Mary R Trotter, Trustee	4,327		4,327	0
Charles Schwab & Co., Inc. FBO R. Michael Di Scipio, IRA	4,327		4,327	0
Norman A. Meager, Trustee of the Meager Family Trust Dated 9-30-85, as amended	67,169		67,169	0
Timothy S. Meager	10,393		10,393	0
Bruce H. Murphy	1,332		1,332	0
Patrick O’Brien	2,202		2,202	0
Edwin J. O’Mara	5,476		5,476	0
Paul Seymour	3,068		3,068	0
Arthur R. Stapp	777		777	0
Marc Tabah	4,831		4,831	0
Craig A. Weaver	6,639	(31)	2,253	4,386
James L. Zech	5,333		5,333	0
Charles Schwab & Co. Cust. FBO Michael Tompkins	9,863	(32)	6,596	3,267

1.	The share number listed under the column titled “Number of Shares Offered” reflects the aggregate of (i) the Selling Stockholder’s pro rata amount of the 247,938 shares distributed by Wachovia Bank, N.A., as escrow agent for the shares released from the Martek Escrow Fund; (ii) the amount of shares listed in the column titled “Number of Shares Offered” in the Prospectus and the Prospectus Supplement No. 1 dated June 12, 2002 and the Prospectus Supplement No. 2 dated August 22, 2002 owned by such Selling Stockholder; and (iii) shares beneficially owned by such Selling Stockholder which are offered pursuant to this Prospectus as indicated in the respective footnotes hereto. The “Number of Shares Offered” column does not reflect any sales the Selling Stockholders may have made pursuant to the Prospectus or any supplement thereto.

2.	Mark A. Braman was a former Executive Vice President of Martek.

3.	Robert M. Di Scipio is a former Vice President, Associate General Counsel and Assistant Secretary of Martek.

4.	Includes 3,245 shares owned by Christine G. Di Scipio, his wife.

5.	Michael A. Klacik was a former Director of Business Development of Martek.

6.	James Flatt is Senior Vice President — Research and Development of Martek.

7.	Includes currently exercisable options to purchase 24,224 shares.

8.	Includes currently exercisable options to purchase 17,496 shares.

9.	Includes currently exercisable options to purchase 4,595 shares.

10.	Includes currently exercisable options to purchase 5,000 shares.

11	Alexander, Benjamin, Lauren, Mathew and Nicole are the children of Mark A. Braman, former executive Vice President of Martek. David Braman is the brother of Mark Braman.

12.	Includes currently exercisable options to purchase 3,384 shares.

13.	Robert H. Driver is Vice President — Production of Martek.

14.	Fidurhone S.A., Geneva holds the shares for the benefit of Peter C. Frey.

15.	Includes currently exercisable options to purchase 541 shares.

16.	Includes 2,164 shares in the name of Cinda H. Johnson.

17.	Includes currently exercisable options to purchase 541 shares.

18.	Includes 1,041 shares held in the name of Wayne J. Sander and Fabienne Bouton-Sander.

19.	Includes 89 shares held in the name of Wayne J. Sander.

20.	Includes currently exercisable options to purchase 541 shares.

21.	Includes currently exercisable options to purchase 3,267 shares held in the name of Michael Tompkins. Includes 6,507 shares held in the name of Charles Schwab & Co. Cust. FBO Michael Tompkins, IRA Acct. 8052-6875.

22.	Includes currently exercisable options to purchase 1,500 shares.

23.	Robert J. Flanagan, a director of Martek, is a member of CNF Investments, L.L.C.

24.	Includes currently exercisable options to purchase 10,323 shares held in the name Robert J. Flanagan.

25.	Includes 12,335 shares of Martek common stock held in the name of Charles Schwab & Co. FBO John E. Coonan, M.D.

26.	Includes 4,327 shares of Martek common stock held in the name of John Coonan.

27.	Includes 4,327 shares of Martek common stock held in the name of John Coonan. Includes 12,335 shares of Martek common stock held in the name of Charles Schwab & Co. FBO John E. Coonan, M.D.

28.	Christine G. Di Scipio is the wife of Robert Di Scipio, a former Vice President, Associate General Counsel and Assistant Secretary of Martek.

29.	Includes 32,669 shares held in the name of Robert Di Scipio.

30.	Includes 503 shares to purchase Martek common stock held in the name of Winthrop D. Johnson and Cinda H. Johnson.

31.	Includes currently exercisable options to purchase 4,386 shares.

32.	Includes currently exercisable options to purchase 3,267 shares held in the name of Michael Tompkins. Includes 89 shares held in the name of Michael Tompkins.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page 4 of the Prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is May 20, 2003